Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Lainie Keller	Investor Contacts:	Justin Holko
	(908) 236-5036		(908) 740-1879

	Steven Cragle		Joe Romanelli
	(908) 740-1801		(908) 740-1986

Merck Announces Second-Quarter 2015 Financial Results

•                  Second-Quarter 2015 Non-GAAP EPS of $0.86, Excluding Certain Items; GAAP EPS of $0.24

•                  Company Narrows and Raises 2015 Full-Year Non-GAAP EPS Target to $3.45 to $3.55, Excluding Certain Items; Lowers 2015 Full-Year GAAP EPS Target to $1.52 to $1.71

•                  Second-Quarter 2015 Worldwide Sales Were $9.8 Billion, a Decrease of 11 Percent, Including a 7 Percent Net Unfavorable Impact from Acquisitions and Divestitures and a 7 Percent Negative Impact from Foreign Exchange

•                  Second-Quarter Results Reflect Sales Growth in Hospital Acute Care, Oncology and Diabetes and Sales Declines in Cardiovascular and Hepatitis C

•                  European Commission Approved KEYTRUDA for the Treatment of Advanced Melanoma; FDA Accepted sBLA for KEYTRUDA in Advanced Non-Small Cell Lung Cancer

•                  Grazoprevir/Elbasvir Chronic Hepatitis C Combination Regimen Accepted for Regulatory Review in Both the United States and European Union

KENILWORTH, N.J., July 28, 2015 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2015.

	Second Quarter
$ in millions, except EPS amounts	2015	2014
Sales	$9,785	$10,934
GAAP EPS	0.24	0.68
Non-GAAP EPS that excludes items listed below[1]	0.86	0.85
GAAP Net Income[2]	687	2,004
Non-GAAP Net Income that excludes items listed below[1,2]	2,441	2,493

1 Merck is providing certain 2015 and 2014 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2 Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.86 for the second quarter exclude acquisition- and divestiture-related costs, restructuring costs and certain other items, including foreign exchange losses related to Venezuela.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow. Year-to-date results can be found in the attached tables.

	Second Quarter
$ in millions, except EPS amounts	2015	2014
EPS
GAAP EPS	$0.24	$0.68
Difference[3]	0.62	0.17
Non-GAAP EPS that excludes items listed below[1]	$0.86	$0.85

Net Income
GAAP net income[2]	$687	$2,004
Difference	1,754	489
Non-GAAP net income that excludes items listed below[1,2]	$2,441	$2,493

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$1,448	$1,756
Restructuring costs	328	421
Foreign exchange losses related to Venezuela	715	—
Gain on AstraZeneca option exercise	—	(741)
Net decrease (increase) in income before taxes	2,491	1,436
Income tax (benefit) expense[5]	(737)	(947)
Decrease (increase) in net income	$1,754	$489

Commentary from Chairman and Chief Executive Officer Kenneth C. Frazier

“We’re investing resources to grow our strongest brands and to support the most promising assets in our pipeline, while at the same time lowering our cost base and delivering operating leverage.”

“We’ve made significant progress this quarter in two of our most important assets, the KEYTRUDA and hepatitis C programs, and will be fully prepared to take advantage of these potentially breakthrough opportunities.”

3 Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4 Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the fair value measurement of contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

5 Includes the estimated tax impact on the reconciling items. In addition, amount for the second quarter of 2015 includes a net benefit of $370 million related to the settlement of certain federal income tax issues. The estimated tax impact on the reconciling items for the second quarter of 2014 includes a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise.

“We’re witnessing the introduction of breakthrough therapies for some of the most difficult-to-treat diseases. Merck’s late-stage pipeline and ongoing launches reflect scientific and therapeutic progress with the potential to provide significant value to patients and society.”

Select Business Highlights

Worldwide sales were $9.8 billion for the second quarter of 2015, a decrease of 11 percent compared with the second quarter of 2014, including a 7 percent negative impact from foreign exchange and a 7 percent net unfavorable impact resulting from the divestiture of the Consumer Care business and select products, partially offset by the acquisition of Cubist Pharmaceuticals, Inc. (Cubist).

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of Animal Health and Consumer Care products.

	Second Quarter				Change
$ in millions	2015	2014		Change	Ex-Exchange
Total Sales	$9,785	$10,934		-11%	-4%
Pharmaceutical	8,564	9,087		-6%	3%
JANUVIA / JANUMET	1,598	1,577		1%	9%
ZETIA / VYTORIN	955	1,134		-16%	-8%
REMICADE	455	607		-25%	-7%
GARDASIL / GARDASIL 9	427	409		4%	6%
ISENTRESS	375	453		-17%	-10%
PROQUAD, M-M-R II and VARIVAX	358	326		10%	12%
CUBICIN	293	6	*	**	**
Animal Health	840	872		-4%	10%
Consumer Care***	—	583		**	**
Other Revenues	381	392		-3%	-51%

*Reflects licensing agreement with Cubist in Japan prior to acquisition by Merck on Jan. 21, 2015

**>100%

***divested on Oct. 1, 2014

Commercial and Pipeline Highlights

During the second quarter of 2015, Merck continued to advance its pipeline while also focusing on the ongoing launches of KEYTRUDA (pembrolizumab), its anti-PD-1 therapy, for the treatment of advanced melanoma in patients whose disease has progressed after other therapies; BELSOMRA (suvorexant) for the treatment of insomnia; and ZERBAXA (ceftolozane and tazobactam), a combination product for the treatment of certain serious bacterial infections in adults.

•                  The company accelerated its KEYTRUDA clinical development program.

•                  The European Commission approved KEYTRUDA last week at a dose of 2 mg/kg every three weeks for the treatment of advanced (unresectable or metastatic) melanoma in adults, allowing marketing of KEYTRUDA in all 28 European Union member states.

•                  The U.S. Food and Drug Administration (FDA) accepted for review the supplemental Biologics License Application (sBLA) for KEYTRUDA for the treatment of patients with advanced non-small cell lung cancer whose disease has progressed on or after platinum-containing chemotherapy and an FDA-approved therapy for EGFR or ALK genomic tumor aberrations, if present. The FDA granted Priority Review with a PDUFA action date of Oct. 2, 2015; the sBLA will be reviewed under the FDA’s Accelerated Approval program.

•                  At the 51st Annual Meeting of the American Society of Clinical Oncology in June, data sets were presented investigating the use of KEYTRUDA in advanced head and neck cancer (KEYNOTE-012) and in multiple difficult-to-treat cancers, including advanced small cell lung cancer, esophageal cancer and ovarian cancer (KEYNOTE-028). Additionally, data were presented and simultaneously published in The New England Journal of Medicine suggesting that the presence of DNA repair mutations in colorectal cancer cells is associated with favorable responses to KEYTRUDA.

•                  The clinical development program for the treatment of chronic hepatitis C virus (HCV) infection made substantial progress in the second quarter of 2015.

•                  As announced earlier today, the FDA has accepted for review the New Drug Application (NDA) for grazoprevir/elbasvir, an investigational once-daily, single tablet combination therapy for the treatment of adult patients infected with chronic HCV genotypes (GT) 1, 4 or 6. The FDA granted Priority Review with a PDUFA action date of Jan. 28, 2016.

•                  Last week the European Medicines Agency (EMA) accepted for review the company’s marketing authorization application (MAA) for grazoprevir/elbasvir for the treatment of adult patients infected with chronic HCV GT 1, 3, 4 or 6. The EMA said it will initiate a review of the MAA under accelerated assessment timelines.

•                  Results from the Trial Evaluating Cardiovascular Outcomes with Sitagliptin (TECOS) of JANUVIA (sitagliptin), a medicine that helps lower blood sugar levels in adults with type 2 diabetes, were presented in June at the 75th Scientific Sessions of the American Diabetes Association and simultaneously published online in The New England Journal of Medicine. The study found that, added to usual care, treatment with JANUVIA did not increase the risk of major adverse cardiovascular events in the primary composite endpoint, or hospitalization for heart failure, compared to placebo.

•                  The FDA has accepted the resubmission of the NDA for sugammadex injection, an investigational medicine for the reversal of neuromuscular blockade induced by rocuronium or vecuronium, with a PDUFA action date of Dec. 19, 2015. Sugammadex injection is marketed as BRIDION in more than 60 countries.

•                  The FDA has extended its planned review timeline of the Biologics License Application for V419, the investigational pediatric hexavalent combination vaccine, DTaP5-IPV-Hib-HepB, which is being developed and, if approved, will be commercialized through a partnership of Merck and Sanofi Pasteur. The FDA has not requested additional clinical studies for licensure.

Pharmaceutical Revenue Performance

Second-quarter pharmaceutical sales declined 6 percent to $8.6 billion, including a 9 percent negative impact from foreign exchange. Excluding the impact of exchange, growth was driven by sales in the core therapeutic areas of hospital acute care, oncology and diabetes. The increase in hospital acute care was driven by the addition of the Cubist portfolio and sales growth of inline brands. Growth in oncology reflects sales of $110 million for KEYTRUDA. Growth in diabetes primarily reflects higher sales in the United States, Europe and emerging markets.

Second-quarter pharmaceutical sales reflect declines in the cardiovascular portfolio of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, primarily due to loss of exclusivity of ZETIA in Canada (where it is marketed as EZETROL) and volume declines of both products in the United States, as well as lower sales of REMICADE (infliximab), a treatment for inflammatory diseases, due to loss of exclusivity in Europe. Pharmaceutical sales also reflect declines in the HCV portfolio of VICTRELIS (boceprevir) and PEGINTRON (peginterferon alfa-2b), as well as for ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection. The decline for ISENTRESS was due to timing of tender purchases in the emerging markets and volume declines in the United States.

Animal Health Revenue Performance

Animal Health sales totaled $840 million for the second quarter of 2015, a decrease of 4 percent compared with the second quarter of 2014, including a 14 percent negative impact from foreign exchange. Excluding the impact of exchange, growth was primarily driven by an increase in sales of companion animal and swine products, including continued strong growth from BRAVECTO (fluralaner), a chewable tablet that kills fleas and ticks in dogs for up to 12 weeks.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — decreased 3 percent to $381 million compared to the second quarter of 2014. The decrease was driven primarily by the loss of revenue from AstraZeneca recorded by Merck, which was $316 million in the second quarter of 2014, partially offset by higher third-party manufacturing sales.

Second-Quarter 2015 Expense and Other Information

The costs detailed below totaled $8.2 billion on a GAAP basis during the second quarter of 2015 and include $1.8 billion of acquisition- and divestiture-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	Non-GAAP[1]
Second Quarter 2015
Materials and production	$3,754	$1,241	$105	$2,408
Marketing and administrative	2,624	136	17	2,471
Research and development	1,670	71	15	1,584
Restructuring costs	191	—	191	—

Second Quarter 2014
Materials and production	$4,893	$1,724	$171	$2,998
Marketing and administrative	2,973	32	44	2,897
Research and development	1,664	—	43	1,621
Restructuring costs	163	—	163	—

The gross margin was 61.6 percent for the second quarter of 2015 compared to 55.2 percent for the second quarter of 2014, reflecting 13.8 and 17.4 unfavorable percentage point impacts, respectively, from the acquisition- and divestiture-related costs and restructuring costs noted above. The increase in non-GAAP gross margin was driven by lower inventory write-offs and foreign exchange.

Marketing and administrative expenses, on a non-GAAP basis, were $2.5 billion in the second quarter of 2015, a decrease from $2.9 billion in the same period of 2014, which was primarily driven by the sale of the Consumer Care business, the favorable impact of foreign exchange and declines in direct selling costs.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.6 billion in the second quarter of 2015, a 2 percent decrease compared to the second quarter of 2014.

Other (income) expense, net, was $739 million of expense in the second quarter of 2015 compared to $650 million of income in the second quarter of 2014. The second quarter of 2015 includes foreign exchange losses of $715 million related to the revaluation of the company’s net monetary assets in Venezuela. The second quarter of 2014 includes a $741 million gain recorded in connection with AstraZeneca’s option exercise.

The GAAP effective tax rate of 14.7 percent for the second quarter of 2015 reflects the impacts of acquisition- and divestiture-related costs and restructuring costs, as well as the favorable impact of a net benefit of $370 million related to the settlement of certain federal income tax issues and the unfavorable impact of foreign exchange losses related to Venezuela for which no tax benefit was recorded. The non-GAAP effective tax rate, which excludes these items, was 26.0 percent for the second quarter of 2015.

Financial Outlook

Merck has narrowed and raised its full-year 2015 non-GAAP EPS range to be between $3.45 and $3.55, including a negative impact from foreign exchange. The range excludes acquisition- and divestiture-related costs, costs related to restructuring programs and certain other items. The company has lowered its full-year 2015 GAAP EPS range to be between $1.52 and $1.71. The change in the GAAP EPS range reflects the incorporation of foreign exchange losses related to Venezuela, as well as the anticipated gain on the previously announced sale of certain migraine clinical development programs.

At current exchange rates, the company now anticipates full-year 2015 revenues to be between $38.6 billion and $39.8 billion, including a negative impact from foreign exchange and approximately $1 billion of net lost sales from acquisitions and divestitures.

In addition, the company continues to expect full-year 2015 non-GAAP marketing and administrative expenses to be below 2014 levels and R&D expenses to be modestly above 2014 levels. The company anticipates total operating expenses in the second half of 2015 to be approximately $200 million lower than in the second half of 2014.

The company now anticipates its full-year 2015 non-GAAP tax rate will be in the range of 23 to 24 percent, not including a 2015 R&D tax credit.

A reconciliation of anticipated 2015 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2015
GAAP EPS	$1.52 to $1.71
Difference[3]	1.93 to 1.84
Non-GAAP EPS that excludes items listed below	$3.45 to $3.55

Acquisition- and divestiture-related costs	$5,500 to $5,300
Restructuring costs	950 to 850
Foreign exchange losses related to Venezuela	715
Gain on sale of certain migraine clinical development programs	(250)
Net decrease (increase) in income before taxes	6,915 to 6,615
Estimated income tax (benefit) expense	(1,415) to (1,360)
Decrease (increase) in net income	$5,500 to $5,255

Total Employees

As of June 30, 2015, Merck had approximately 69,000 employees worldwide.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 73597302. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 73597302. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global health care leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube. You can also follow our Twitter conversation at $MRK.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2014 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

				GAAP
	GAAP			June YTD	June YTD
	2Q15	2Q14	% Change	2015	2014	% Change
Sales	$9,785	$10,934	-11%	$19,210	$21,198	-9%

Costs, Expenses and Other
Materials and production (1)	3,754	4,893	-23%	7,323	8,796	-17%
Marketing and administrative (1)	2,624	2,973	-12%	5,226	5,707	-8%
Research and development (1)	1,670	1,664	—	3,407	3,238	5%
Restructuring costs (2)	191	163	17%	273	288	-5%
Other (income) expense, net (1) (3)	739	(650)	*	793	(813)	*
Income Before Taxes	807	1,891	-57%	2,188	3,982	-45%
Income Tax Provision	119	(142)		542	218
Net Income	688	2,033	-66%	1,646	3,764	-56%
Less: Net Income Attributable to Noncontrolling Interests	1	29		7	55
Net Income Attributable to Merck & Co., Inc.	$687	$2,004	-66%	$1,639	$3,709	-56%
Earnings per Common Share Assuming Dilution	$0.24	$0.68	-65%	$0.57	$1.25	-54%

Average Shares Outstanding Assuming Dilution	2,850	2,949		2,856	2,957
Tax Rate (4)	14.7%	-7.5%		24.8%	5.5%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Other (income) expense, net in the second quarter and first six months of 2015 includes foreign exchange losses of $715 million to revalue the company’s net monetary assets in Venezuela. Other (income) expense, net in the second quarter and first six months of 2014 includes a gain of $741 million related to AstraZeneca’s option exercise. In addition, other (income) expense, net in the first six months of 2014 includes gains of $204 million related to the divestiture of the company’s Sirna Therapeutics, Inc. subsidiary. Other (income) expense, net includes equity income from affiliates.  Prior period amounts have been reclassified to conform to the current presentation.

(4) The effective income tax rates for the second quarter and first six months of 2015 reflect a net benefit of $370 million related to the settlement of certain federal income tax issues, partially offset by the unfavorable impact of foreign exchange losses recorded in connection with the revaluation of the company’s net monetary assets in Venezuela for which no tax benefit was recorded. The effective income tax rates for the second quarter and first six months of 2014 reflect a net benefit of $517 million recorded in connection with AstraZeneca’s option exercise.  In addition, the effective income tax rate for the first six months of 2014 reflects a benefit of approximately $300 million associated with a capital loss generated in the first quarter of 2014.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2015

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal		Non-GAAP
Sales	$9,785						$9,785

Costs, Expenses and Other
Materials and production	3,754	1,241	105		1,346		2,408
Marketing and administrative	2,624	136	17		153		2,471
Research and development	1,670	71	15		86		1,584
Restructuring costs	191		191		191		—
Other (income) expense, net (4)	739			715	715		24
Income Before Taxes	807	(1,448)	(328)	(715)	(2,491)		3,298
Taxes on Income	119				(737	)(5)	856
Net Income	688				(1,754)		2,442
Less: Net Income Attributable to Noncontrolling Interests	1						1
Net Income Attributable to Merck & Co., Inc.	$687				(1,754)		$2,441
Earnings per Common Share Assuming Dilution	$0.24						$0.86

Average Shares Outstanding Assuming Dilution	2,850						2,850
Tax Rate	14.7%						26.0%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $1.2 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $44 million of amortization of purchase accounting adjustments to inventories as a result of the Cubist acquisition. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amounts included in research and development expenses reflect $59 million of in-process research and development (“IPR&D”) impairment charges, as well as $12 million of charges to increase the fair value of liabilities for contingent consideration.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents foreign exchange losses of $715 million to revalue the company’s net monetary assets in Venezuela.

(4) Other (income) expense, net includes equity income from affiliates.

(5) Represents the estimated tax impact on the reconciling items, as well as a net benefit of $370 million on the settlement of certain federal income tax issues.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2015

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

		Acquisition and
		Divestiture-	Restructuring	Certain Other	Adjustment
	GAAP	Related Costs (1)	Costs (2)	Items (3)	Subtotal		Non-GAAP
Sales	$19,210						$19,210

Costs, Expenses and Other
Materials and production	7,323	2,491	210		2,701		4,622
Marketing and administrative	5,226	363	53		416		4,810
Research and development	3,407	134	17		151		3,256
Restructuring costs	273		273		273		—
Other (income) expense, net (4)	793			701	701		92
Income Before Taxes	2,188	(2,988)	(553)	(701)	(4,242)		6,430
Taxes on Income	542				(1,015	)(5)	1,557
Net Income	1,646				(3,227)		4,873
Less: Net Income Attributable to Noncontrolling Interests	7						7
Net Income Attributable to Merck & Co., Inc.	$1,639				(3,227)		$4,866
Earnings per Common Share Assuming Dilution	$0.57						$1.70

Average Shares Outstanding Assuming Dilution	2,856						2,856
Tax Rate	24.8%						24.2%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect $2.4 billion of expenses for the amortization of intangible assets recognized as a result of acquisitions, as well as $65 million of amortization of purchase accounting adjustments to inventories as a result of the Cubist acquisition. Amounts included in marketing and administrative expenses reflect integration, transaction and certain other costs related to business acquisitions, including severance costs which are not part of the company’s formal restructuring programs, as well as transaction and certain other costs related to divestitures. Amounts included in research and development expenses reflect $73 million of charges to increase the fair value of liabilities for contingent consideration, as well as $61 million of in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Includes foreign exchange losses of $715 million to revalue the company’s net monetary assets in Venezuela.

(4) Other (income) expense, net includes equity income from affiliates.

(5) Represents the estimated tax impact on the reconciling items, as well as a net benefit of $370 million on the settlement of certain federal income tax issues.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

Table 3

	2015			2014						% Change
			June			June			Full		June
	1Q	2Q	YTD	1Q	2Q	YTD	3Q	4Q	Year	2Q	YTD
TOTAL SALES (1)	$9,425	$9,785	$19,210	$10,264	$10,934	$21,198	$10,557	$10,482	$42,237	-11	-9
PHARMACEUTICAL	8,266	8,564	16,830	8,451	9,087	17,538	9,134	9,370	36,042	-6	-4

Primary Care & Women’s Health
Cardiovascular
Zetia	568	635	1,202	611	717	1,328	660	662	2,650	-11	-9
Vytorin	320	320	640	361	417	777	369	370	1,516	-23	-18

Diabetes
Januvia	884	1,044	1,928	858	1,058	1,916	933	1,082	3,931	-1	1
Janumet	509	554	1,063	476	519	995	505	570	2,071	7	7

General Medicine & Women’s Health
NuvaRing	166	182	348	168	178	346	186	191	723	2	1
Implanon / Nexplanon	137	124	261	102	119	221	158	123	502	4	18
Dulera	130	120	251	102	103	205	124	132	460	17	22
Follistim AQ	82	111	193	110	102	213	97	102	412	9	-9

Hospital and Specialty
Hepatitis
PegIntron	56	52	108	112	103	216	84	81	381	-50	-50

HIV
Isentress	385	375	760	390	453	843	412	418	1,673	-17	-10

Hospital Acute Care
Cubicin(2)	187	293	480	5	6	11	7	7	25	*	*
Cancidas	163	134	297	166	156	322	183	175	681	-14	-8
Invanz	132	139	271	114	134	249	141	139	529	4	9
Noxafil	111	117	228	74	98	172	107	122	402	19	32
Bridion	85	87	172	73	82	155	90	95	340	6	11
Primaxin	65	88	153	71	81	151	91	86	329	9	1

Immunology
Remicade	501	455	956	604	607	1,211	604	557	2,372	-25	-21
Simponi	158	169	327	157	174	330	170	188	689	-3	-1

Oncology
Emend	122	134	255	122	144	266	136	151	553	-7	-4
Keytruda	83	110	192	0	0	0	4	50	55	*	*
Temodar	74	80	155	83	93	176	88	86	350	-14	-12

Diversified Brands
Respiratory
Nasonex	289	215	504	312	258	570	261	268	1,099	-16	-11
Singulair	245	212	457	271	284	554	218	319	1,092	-25	-18
Clarinex	51	55	106	62	69	131	49	52	232	-20	-19

Other
Cozaar / Hyzaar	185	189	374	205	214	419	195	192	806	-12	-11
Arcoxia	123	115	238	128	141	268	132	118	519	-18	-11
Fosamax	94	96	190	123	121	245	114	112	470	-21	-22
Zocor	49	63	112	64	69	133	61	64	258	-9	-16
Propecia	53	39	92	74	58	131	66	67	264	-32	-30

Vaccines
Gardasil / Gardasil 9	359	427	785	383	409	792	590	356	1,738	4	-1
ProQuad, M-M-R II and Varivax	348	358	705	280	326	606	421	366	1,394	10	16
Zostavax	175	149	324	142	156	298	181	285	765	-4	9
RotaTeq	192	89	281	169	147	316	174	169	659	-40	-11
Pneumovax 23	110	106	216	101	102	203	197	346	746	4	7

Other Pharmaceutical (3)	1,075	1,128	2,206	1,378	1,389	2,769	1,326	1,269	5,356	-19	-20

Animal Health	829	840	1,669	813	872	1,685	885	885	3,454	-4	-1

Consumer Care (4)	2	0	2	546	583	1,130	401	16	1,547	*	*

Other Revenues (5)	328	381	709	454	392	845	137	211	1,194	-3	-16

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)    Only select products are shown.

(2)    Cubicin results for the first quarter 2015 represent sales for the two months following Merck’s acquisition of Cubist. Cubicin sales for 2014 represent the previous licensing agreement in Japan prior to the acquisition.

(3)    Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $78 million and $76 million for the first and second quarters of 2015. Other Vaccines sales included in Other Pharmaceutical were $98 million, $76 million, $116 million and $88 million for the first, second, third and fourth quarters of 2014, respectively.

(4)    On October 1, 2014, the company divested the Consumer Care business to Bayer.

(5)    Other revenues are comprised primarily of alliance revenue, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities. On June 30, 2014, AstraZeneca exercised its option to buy Merck’s interest in a subsidiary and through it, Merck’s interest in Nexium and Prilosec. As a result, the company no longer records supply sales for these products. Other revenues in the first quarter 2014 include $232 million of revenue recognized in connection with the sale of U.S. Saphris rights.